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                                                                                                       EXHIBIT 12

                                                 AMERICAN ELECTRIC POWER COMPANY, INC.
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)

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                                                                                                        Twelve
                                                                                                        Months
                                                                    Year Ended December 31,             Ended
                                                       ----------------------------------------------
                                                        1997      1998      1999      2000     2001     9/30/02
                                                        ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on Long-term Debt                           $  698    $  682    $  773    $  768    $  733   $  707
  Interest on Short-term Debt                             107       134       149       259       148       85
  Miscellaneous Interest Charges                           50        77        77       161       132       97
  Estimated Interest Element in Lease Rentals             221       222       212       223       223      223
  Preferred Stock Dividends                                45        29        28        32        15       15
                                                       ------    ------    ------    ------    ------   ------
     Total Fixed Charges                               $1,121    $1,144    $1,239    $1,443    $1,251   $1,127
                                                       ======    ======    ======    ======    ======   ======

Earnings:
  Income Before Income Taxes                           $1,414    $1,477    $1,468    $  899    $1,572   $1,282
  Plus Fixed Charges (as above)                         1,121     1,144     1,239     1,443     1,251    1,127
  Less Undistributed Earnings in Equity Investments        36        42        46        46        28       53
                                                       ------    ------    ------    ------    ------   ------
     Total Earnings                                    $2,499    $2,579    $2,661    $2,296    $2,795   $2,356
                                                       ======    ======    ======    ======    ======   ======

Ratio of Earnings to Fixed Charges                       2.22      2.25      2.14      1.59      2.23     2.09
                                                         ====      ====      ====      ====      ====     ====
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